Exhibit 10.17

Summary to the 2015 Addendum of the Lease Agreement

1.1.	In January 31 2015, the parties amended the lease agreement to extend the term of the lease agreement, pursuant to all amendments to the lease agreement, for an additional period of 48 months, commencing from February 1, 2015, subject to the same terms as the lease agreement including the amendments thereto.

1.2.	The Lessee shall pay a monthly lease payment and building management fees in accordance with the terms set forth in the license agreement as amended.

1.3.	Notwithstanding this Agreement and amendments thereto, the Lessor and the Lessee agreed that the following insurance provisions shall be applied to the Agreement:

Insurance by Lessee – the preexisting terms pertaining to insurance of the Lease Agreement and amendments thereto, shall be replaced as follows:

(a)	The Lessee shall, at its own expense, purchase and keep in force the following insurance policies with a recognized and duly authorized insurance company:

(i)	Insurance during construction in the premises and for a period of 12 months following such construction in the premises conducted by the Company or by an independent contractor on behalf of the Company, including materials and any other equipment or facilities required for the performance of such construction, and applied to the property under construction or in proximity thereof, for an amount of no less than a sum of $250,000. The insurance policy shall include coverage for the removal of rubble for an amount of no less than a sum of $100,000.

(ii)	Third Party Liability Insurance for an amount of no less than a sum of $1,000,000.

(iii)	Employers Liability Insurance for an amount of no less than a sum of $5,000,000.

Insurance by Lessor

(b)	The Lessor shall expand the insurance policies pursuant to the Lease Agreement and amendments thereto to include coverage for damages as a result of fire, water weather and by third parties.